CODE OF ETHICS FOR SECURITY TRADING & POLICY STATEMENT
               REGARDING CORPORATE INFORMATION AND INSIDER TRADING

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        Pursuant to Rule 17j-1 Under the Investment Company Act of 1940

BACKGROUND
----------

         This Code of Ethics has been adopted by the Board of Directors of the Company in accordance with Rule 17j-l(b) under the Investment Company Act of 1940 (the "Act") and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute (the "Report"). Rule 17j-1 generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies if effected by access persons of such companies.

         The purpose of this Code of Ethics is to reflect the following: (1) the duty at all times to place the interests of shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

         It shall be unlawful for any affiliated person or principal underwriter for a registered investment company or any "access person" (as such term is defined in this Code of Ethics) of an investment adviser or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company:

         (a) To employ any device, scheme or artifice to defraud such registered investment company;

         (b) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company any material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

         (c) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

         (d) To engage in any manipulative practice with respect to such registered investment company.



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APPLICATION

         This Code of Ethics applies to the "access persons" of the Company (as such term is defined in this Code of Ethics). Each access person must receive, read, acknowledge receipt of and retain this Code of Ethics annually.


DEFINITIONS

          For the purposes of this Code of Ethics, the following definitions shall apply:

         (a) "Affiliated Person" shall mean any person with power to vote 5% of outstanding securities of the Company or his employee or partner.

         (b) "Access Person" means any person with access to information on the Company's activity, including all officers/employees or advisory persons (as defined below) of the Company.

         (c) "Advisory Person" of the Company means (1) any employee of the Company or any person in a control relationship to the Company who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any other natural person, if any, in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a security.

         (d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         (e) "Beneficial Ownership" means an interest in securities, the benefits of which are enjoyed, directly or indirectly, by any person by reason of any contract, understanding, relationship (such as, for example, that of a spouse, children or other close family relationship), agreement or other arrangement, and by reason of which such person should be regarded as the true owner, although such securities may not be registered or standing on the books of the issuer in the name of such person. Thus, for example, securities held for a person's benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the "beneficial owner" of, securities held in the name of a spouse, a minor child, or an immediate family member or a spouse. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from securities to maintain a common home and application of the income derived from securities to meet expenses which the person otherwise would meet from other sources. Such interests which confer beneficial ownership of a security include having or sharing with another: (1) voting power, including the power to vote, or to direct the voting of, the security; and/or (2) investment power, including the power to dispose, or to direct the disposition, of such security. A person is also deemed to be the beneficial owner of securities which such person has the right to acquire beneficial ownership of such securities: (i) through the exercise of an option, warrant or right (including options traded on options exchanges) exercisable within 60 days; (ii) through the conversion of securities which are immediately convertible or will become convertible within 60 days; or (iii) pursuant to a power to revoke within 60 days; or (iv) pursuant to the automatic termination within 60 days of, a trust, discretionary account or similar arrangement. In addition, beneficial ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed beneficially owned by a number of persons. The Securities and Exchange Commission ("SEC") regards securities held in trust for others as beneficially owned by the trustee if he has or shares voting or investment power with respect to such securities.

         (f) "Control" means the power of a stockholder to exercise a controlling influence over the management or policies of a company; control is not power solely as the result of an official position with such company.

         (g) "Independent Director" means director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the Act. A trustee or director is not deemed an interested person of the Company solely by reason of his being a member of the Board of Directors or an owner of shares of the Company.

         (h) "Investment Personnel" means portfolio managers who make decisions about the Company's public securities investments and analysts and traders who assist in the process.

         (i) "Material Non-public Information" is not expressly defined by The Insider Trading and Fraud Enforcement Act of 1988. Non-public information can best be described as information that comes to an employee through corporate channels that is not known or reasonably expected to be known by the general public. Material information is generally considered to be information that would be likely to influence an investment decision of a reasonable investor (i.e. would this piece of information influence the reasonable investor to buy or sell stock in a corporation because that person believed such information might affect the market price of the stock).

         (j) "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security (as defined below).

         (k) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act. In general, the term includes any interest or instrument commonly known as a security, except that it shall not include securities issued by the United States (including short-term debt securities issued or guaranteed as to principal or interest by the United States or by agencies of the Government of the United- States), bankers acceptances, bank certificates of deposit, commercial paper or shares of registered open-end investment companies.

         (l) "Insider Trading" shall mean the trading of any security while in the possession of material non-public information as to which the access person (1) has a duty to keep confidential or (2) knows or should have known was improperly obtained. Material information means information which is substantially likely to be considered important in making an investment decision by a reasonable investor, or information which is reasonably certain to have a substantial effect on the price of an issuer's securities. Information is non-public until it has been effectively communicated or made available to the market place.

         (m) "Interested Person" shall mean any affiliated person of such company, any affiliated person's family member, any interested person of any investment advisor or principal underwriter, legal counsel, broker dealers, or anyone the SEC deems to have a material professional relationship.


EXEMPTED TRANSACTIONS

         The prohibitions of this Code of Ethics shall not apply to:

         (a) Government securities, banker acceptances, certificates of deposits, commercial paper, open ended mutual funds,(1) residential or commercial real estate, rated bonds, stock index options, futures and future options. These are exempt classes of securities.

         (b) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control (independent investors) or in any account which is managed on a discretionary basis by a person other than such access person and with respect to which such access person does not in fact influence or control such transactions.
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(1)   See page 10 of the May 9, 1994 Advisory Group on Personal Investing
      by the ICI
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         (c)      Purchases or sales of securities which are not eligible for purchase or sale by the Company.

         (d) Purchases or sales which are non-volitional on the part of either the access person or the Company.

         (e) Purchases which are part of an automatic dividend reinvestment plan.

         (f) Purchases effected upon the exercise of rights issued by an issuer, pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer and sales of such rights so acquired.


RESTRICTIONS ON PERSONAL INVESTING ACTIVITY FOR ACCESS PERSONS

1) No access person shall reveal to any other person (except in the normal course of his duties on behalf of the Company) any information regarding securities transactions under consideration by the Company or consideration by the Company of any securities transaction.

2) No access person shall engage in "insider trading" whether for his own benefit or the benefit of the Company or others.

3) No access person shall make recommendations concerning the purchase or sale of securities by the Company without disclosing any interest such access person has in the securities or issuer, including, without limitation:

         (a) any direct or indirect beneficial ownership of any securities of the issuer;

         (b) any contemplated transaction by such person in such securities;
and

         (c) any present or proposed relationship with such issuer or its affiliates.

4) No access person of the Company shall participate in any securities transaction on a joint basis with the Company in violation of applicable law.

5) Investment Personnel(2) are prohibited from acquiring any securities in an initial public offering.

6) Any acquisition of securities in a private placement requires prior approval of the chairman. Any investments in private placements by the chairman must be pre-approved by the chief compliance officer and one other officer. In each case, a determination must be made that
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(2)   As defined in the May 9, 1994 Advisory Group on Personal Investing
      by the ICI


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such security is either not an appropriate investment for the Company, or that such an investment will not result in any adverse effect on the Company.

7) Investment personnel are prohibited from receiving any gift or other things of more than de minimis value (less than $100) from any person or entity that does business with or on behalf of the investment company. Gifts received in excess of $50 must be listed on each employee's quarterly compliance statement.

8) Investment personnel must have the chairman's authorization to serve on any boards of directors of outside companies other than charitable and non-profit organizations and foundations. If Harris & Harris Group, Inc. has an investment in a company, permission is not necessary to serve on the board. In the case of the chairman of the Company, the Executive Committee shall approve serving on any such board.

9) Management will prepare annually for review by the board of directors a statement for the minutes summarizing and reviewing the existing procedures concerning personal investing, identify any violations requiring significant remedial action during the past year and identify any recommended changes.


PROCEDURES FOR BUYING OR SELLING HHGP COMMON STOCK

1) Access persons and Directors, their children under age 21, and family members living in the same house will request in writing on the pre-clearance security trading approval form (Exhibit 1) for HHGP common stock to either the chairman, president, chief compliance officer or executive vice-presidents all trades in Harris & Harris Group, Inc.'s stock they wish to make. These requests will be kept on file by the Company clearly indicating the authorizing person's response. The chairman will request pre-clearance from either the president, chief compliance officer or executive vice-presidents. Any pre-clearance approval for trading in HHGP common stock is subject to withdrawal upon notification of HHGP being placed on the restricted stock list.

2) Access persons and Directors, their children under age 21, and family members living in the same house should inform the chief compliance officer when buying and selling HHGP stock after having cleared it with the chairman. The controller will assist with filing a Form 4.

3) Form 4 is required to be filed with the SEC and NASD within the first 10 days of the month following a purchase or sale transaction. A copy of broker's advice on any sale or purchase transaction must be sent to the controller, preferably by fax, so that a Form 4 may be completed accurately and on a timely basis.

4) Any failure to make accurate and timely Form 4 filings must be disclosed in the annual shareholders' proxy.

5) Directors and officers should note:


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         (a)      Short sales are strictly prohibited.

         (b) Short swing profits are recoverable by HHGP if a sale occurs within six months before or after the seller's purchase of HHGP common stock at a lower price.



GENERAL COMPLIANCE POLICY

1) All equity trades, including trades involving securities convertible into or exchangeable for equity securities, that access persons wish to make or have advised their children under 21, and family members living in the same house to make, must be approved in writing by either the chairman, president, chief compliance officer or executive vice-presidents on a pre- clearance security trading approval form (Exhibit 2). These forms will be kept on file by the company clearly indicating the authorizing person's approving signature. The chairman will request pre-clearance approval from either the president, chief compliance officer or executive vice-presidents. The authorizing person will not approve personal trades in a stock or a derivative of a stock including but not limited to a listed option if the Company has purchased or has an open buy/sell order in that stock or a derivative of that stock including but not limited to a listed option until seven days before or after the order is executed or withdrawn except if access person is exercising or rolling over an existing option or derivitive postion in which case, if in the judgement of the authorizing person such exercise or rollover would not be detrimental to the Company's interest, the seven-day restriction may be waived by the authorizing person.

2) The controller will notify all the access persons and the directors of the Company when the HHGP stock is placed on the restricted list or when it is free to trade.

         In order to avoid any appearance of impropriety, conflict with, or disadvantage to the Company, prior to effecting any transaction in HHGP stock, the directors must request pre- clearance from the chairman.

                  Each director will be asked quarterly to confirm in writing that such director, their children under 21, and family members living in the same house, have not purchased or sold HHGP stock during the period that such security was restricted without first having pre-cleared the transaction with the chairman.

3) Every access person, (independent directors are not considered access persons), will have their brokerage firm send duplicate monthly statements of all security accounts to the Company. These statements should reflect all transactions in which such access person is required to report under the Code. If an access person does not have a beneficial interest in a security account of their children under 21, and family members living in the same house, but does influence the purchase or sale of any equity securities or securities convertible into or exchangeable for equity securities, then all such transactions during any quarter shall be summarized in writing (name of family member, date of transaction, purchase or sale, number of shares, name of security, symbol and price per share) and reported by such access person to the chief compliance officer as of the quarter end. An access person shall not be required to have duplicate monthly statements sent with respect to: (i) any Government securities, banker acceptances, certificates of deposits, commercial paper, open ended mutual funds, as well as rated bonds, stock index options, futures and future options; (ii) any transactions effected in an account over which such person does not have any direct or indirect influence or control which includes spouses if they make independent decisions as outlined in Exempt Transactions; (iii) any account which is managed on a discretionary basis by a person other than such access person and with respect to which such access person does not in fact influence or control such transactions.

         A) Access persons will be asked quarterly to state that all security transactions and gifts required to be disclosed by the access person under the current code of ethics have been properly reported to the chief compliance officer.

         B) Access persons and all employees will certify annually that they have read and understand the Code of Ethics, that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

4) The controller will notify all the access persons when a particular stock that the Company is interested in investing is placed on the restricted list or when it is free to trade.

5) All material non-public information that relates to the Company's internal business matters, business developments, business prospects or any other relevant business information shall in no circumstance be disclosed by any employee or Director of the Company to any person, including any person within the Company, unless that person is employed by the Company and has a need to know such information in connection with his or her employment or such person is employed by an outside firm (e.g. legal counsel and accountants) retained by the Company and that person needs to know the information to perform services for the Company. This policy also applies to information relating to the affairs of the Company's investees, customers, affiliates and business contacts.

6) All reports furnished pursuant to this Section will be kept confidential, subject to the rights of inspection by the Board of Directors of the Company and by the Securities and Exchange Commission.


SANCTIONS

         Upon discovering a violation of this Code, the Board of Directors of the Company may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.